Exhibit 16.1

July 21, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549-7561

Ladies and Gentlemen:

We have read NovaBay Pharmaceuticals, Inc.’s statements included under Item 4.01 of its Form 8‑K dated July 21, 2021, and are in agreement with the statements contained therein concerning our firm in response to Item 304(a) of Regulation S-K.

Very truly yours,

/s/ OUM & Co. LLP